                                                                     EXHIBIT 21

Subsidiaries of CCC Information Services Group Inc.:

CCC Information Services Inc.
DriveLogic, Inc.
Certified Collateral Corporation of Canada, Ltd.
CCC Consumer Services Inc.
CCC Consumer Services Southeast Inc.
Professional Claims Services Inc. (California)
Professional Claims Services Inc. (Nevada)
Professional Claims Services Inc. (Washington)
Professional Claims Services Inc. (Utah)
Professional Claims Services Inc. of Arizona
PCS Claims Administration, Inc. (Texas)
CCC International Holding Ltd
Rayfield Limited (dba CCC International)
D W Norris Limited
CCC Partsco Holdings, Inc.
Asset Management Inc.
Credit Card Service Corporation